SELIGMAN PORTFOLIOS, INC.

                Plan for Multiple Classes of Shares (two classes)


     THIS PLAN, as it may be amended from time to time, sets forth the separate arrangement and expense allocation of each class of shares (a "Class") of each Portfolio listed on Schedule I hereto (each, a "Portfolio" and collectively, the "Portfolios"), of Seligman Portfolios, Inc. (the "Fund"). The Plan has been adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "Act"), by a majority of the Board of Directors ("Directors") of the Fund, including a majority of the Directors who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the Act ("Disinterested Directors"). Any material amendment to this Plan is subject to the prior approval of the Board of Directors of the Fund, including a majority of the Disinterested Directors.

1.   General

     A. Any Portfolio may issue more than one Class of voting stock, provided that each Class:

          i. Shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

          ii. May pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than the other Class of the same Portfolio ("Class Level Expenses");

          iii. May pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the Fund to the different investment performance of each Class;

          iv. Shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

          v. Shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of the other Class; and

          vi. Shall have in all other respects the same rights and obligations as the other Class of the Portfolio.

     B.   i.   Except as expressly  contemplated  by this paragraph B., no types or  categories  of  expenses  shall  be  designated  Class  Level
               Expenses.

          ii. The Directors recognize that certain expenses arising in certain sorts of unusual situations are properly attributable solely to one Class and therefore should be borne by that Class. These expenses ("Special Expenses") may include, for example: (i) the costs of preparing a proxy statement for, and holding, a special meeting of shareholders to vote on a matter affecting only one Class; (ii) the costs of holding a special meeting of Directors to consider such a matter; (iii) the costs of preparing a special report relating exclusively to shareholders of one Class; and
               (iv) the costs of litigation affecting one Class exclusively. J. & W. Seligman & Co. Incorporated (the "Manager") shall be responsible for identifying expenses that are potential Special Expenses.


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          iii. Subject to clause iv. below,  any Special  Expense  identified by the Manager shall be treated as a Class Level Expense.

          iv. Any Special Expense identified by the Manager that is material to the Class in respect of which it is incurred shall be submitted by the Manager to the Directors of the Fund on a case by case basis with a recommendation by the Manager as to whether it should be treated as a Class Level Expense. If approved by the Directors, such Special Expense shall be treated as a Class Level Expense of the affected Class.

     C.   i.   Realized and  unrealized  capital gains and losses of a Portfolio shall be allocated to each Class of that Portfolio on the basis of the aggregate net asset value of all outstanding shares
               ("Record Shares") of the Class in relation to the aggregate net asset value of Record Shares of the Portfolio.

          ii. Income and expenses of a Portfolio not charged directly to a particular Class shall be allocated to each Class of that Portfolio on the following basis:

                    (a) Except for Cash  Management  Portfolio,  on the basis of the aggregate net asset value of the Record Shares of each Class in relation to the aggregate net asset value of Record Shares of the Portfolio.

                    (b) For  Cash  Management  Portfolio,  on the  basis  of the aggregate net asset value of Settled Shares of each Class in relation to the aggregate net asset value of Settled Shares of the Portfolio. "Settled Shares" means Record Shares minus the number of shares of that Class or Portfolio that have been issued but for which payment has not cleared and plus the number of shares of that Class or Portfolio which have been redeemed but for which payment has not yet been issued.

     D. On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor each Portfolio for the existence of any material conflicts among the interests of its Classes. The Directors, including a majority of the Disinterested Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. The Manager and Seligman Advisors, Inc. (the "Distributor") will be responsible for reporting any potential or existing conflicts to the Directors. If a conflict arises, the Manager and the Distributor will be responsible at their own expense for remedying such conflict by appropriate steps up to and including separating the Classes in conflict by establishing a new registered management company to operate one of the Classes.

     E. The plan of each Portfolio adopted pursuant to Rule 12b-1 under the Act (the "Rule 12b-1 Plan") provides that the Directors will receive quarterly and annual statements complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. To the extent that the Rule 12b-1 Plan in respect of a specific Class is a reimbursement plan, then only expenditures properly attributable to shares of that Class will be used in the statements to support the Rule 12b-1 fee charged to shareholders of such Class. In such cases expenditures not related to a specific Class will not be presented to the Directors to support Rule 12b-1 fees charged to shareholders of such Class. The statements, including the allocations upon which they are based, will be subject to the review of the Disinterested Directors.

     F. Dividends paid by a Portfolio with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner, at the same time and on the same day and will be in the same amount, except that fee payments made under the Rule 12b-1 Plan


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          relating to the Classes  will be borne  exclusively  by each Class and except that any Class Level Expenses shall be borne by the applicable Class.

     G. The Directors of the Fund hereby instruct each Portfolio's independent auditors to review expense allocations each year as part of their regular audit process, to inform the Directors and the Manager of any irregularities detected and, if specifically requested by the Directors, to prepare a written report thereon. In addition, if any Special Expense is incurred by a Portfolio and is classified as a Class Level Expense in the manner contemplated by paragraph B. above, the independent auditors for such Portfolio, in addition to reviewing such allocation, are hereby instructed to report thereon to the Audit Committee of the Fund and to the Manager. The Manager will be responsible for taking such steps as are necessary to remedy any irregularities so detected, and will do so at its own expense to the extent such irregularities should reasonably have been detected and prevented by the Manager in the performance of its services to the Fund.

2.   Specific Arrangements for Each Class

     The following arrangements regarding shareholder services and expense allocation shall be in effect with respect to the Class 1 shares and Class 2 shares of each Portfolio. The following descriptions are qualified by reference to the more detailed description of such arrangements set forth in the prospectuses and statement of additional information relating to the Portfolios, as the same may from time to time be amended or supplemented, provided that no relevant prospectus or statement of additional information may modify the provisions of this Plan applicable to Rule 12b-1 fees or Class Level Expenses.

(a)  Class 1 Shares

     i. Class 1 shares shall not be subject to a Rule 12b-1 shareholder servicing and distribution fee.

     ii. Special Expenses attributable to the Class 1 shares, except those determined by the Directors not to be Class Level Expenses of the Class 1 shares in accordance with paragraph 1.B.iv., shall be Class Level Expenses and attributed solely to the Class 1 shares. No other expenses shall be treated as Class Level Expenses of the Class 1 shares.

(b)  Class 2 Shares

     i. Class 2 shares shall be subject to a Rule 12b-1 shareholder servicing and distribution fee of up to 0.25% of average daily net assets.

     ii. Special Expenses attributable to the Class 2 shares, except those determined by the Directors not to be Class Level Expenses of the Class 2 shares in accordance with paragraph 1.B.iv., shall be Class Level Expenses and attributed solely to the Class 2 shares. No other expenses shall be treated as Class Level Expenses of the Class 2 shares.





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                                   Schedule I


Seligman Bond Portfolio                  Seligman Global Technology Portfolio
Seligman Capital Portfolio               Seligman International Growth Portfolio
Seligman Cash Management Portfolio       Seligman High-Yield Bond Portfolio
Seligman Common Stock Portfolio          Seligman Income Portfolio
Seligman Communications and Information Seligman Large-Cap Growth Portfolio Portfolio
Seligman Frontier Portfolio
Seligman Global Growth Portfolio         Seligman Large-Cap Value Portfolio
Seligman Global Smaller Companies        Seligman Small-Cap Value Portfolio
Portfolio








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